UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2017

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 1559, Bothell, WA	98041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	425-892-4322

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2017, Marina Biotech, Inc. (the “Company”) entered into an employment letter (the “Employment Letter”) with Joseph W. Ramelli, the Chief Executive Officer of the Company. Pursuant to the Employment Letter, Mr. Ramelli shall continue to serve as the Chief Executive Officer of the Company pursuant to the terms and conditions set forth therein. As compensation for such service, Mr. Ramelli will receive a monthly base salary of $10,000, and he also will be entitled to receive a discretionary bonus as determined by the Board of Directors of the Company in its sole discretion.

In connection with the Employment Letter, the Company granted to Mr. Ramelli 100,000 restricted shares of common stock under the Company’s 2014 Long-Term Incentive Plan, with the vesting of such restricted shares to occur upon the first execution and delivery by the Company following the date of the Employment Letter of a definitive agreement involving the licensing by the Company of its Smarticles-based liposomal delivery technology.

In connection with the Employment Letter, Mr. Ramelli agreed: (i) to a non-solicitation covenant regarding the employees, independent contractors, customers, vendors and clients of the Company; and (ii) not to provide services to certain clients, customers or business partners (and prospective clients, customers and business partners) of the Company, in each case, during such time as Mr. Ramelli is employed by the Company and for a period of twelve (12) months immediately thereafter.

The foregoing description of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits:

Exhibit No.	Description

10.1 *	Employment Letter dated February 2, 2017 between Marina Biotech, Inc. and Joseph W. Ramelli.

* Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

February 3, 2017	By:	/s/ Joseph W. Ramelli
	Name:	Joseph W. Ramelli
	Title:	CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1 *	Employment Letter dated February 2, 2017 between Marina Biotech, Inc. and Joseph W. Ramelli.

* Indicates management contract or compensatory plan or arrangement.